EXHIBIT 10.1

                            THE AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Amended and Restated Executive Employment Agreement ("Restated Agreement") is made and effective as of this 1st day of September, 1999, between AVTEAM, INC., a Florida corporation ("Company"), and DONALD A. GRAW ("Employee").

                                    RECITALS

         The Company and Employee entered into an Employment Agreement dated January 1, 1994 (the "Graw Agreement"), which was subsequently amended effective January 1, 1996 by Amendment No. 1 thereto, Amendments No. 2 and No. 3 thereto dated as of April 12, 1996 and by Amendment No. 4 dated December 6, 1996. The Company and Employee now wish to amend and restate the employment relationship between the Company and Employee by terminating the Graw Agreement and Amendments No. 1, No. 2, No. 3 and No. 4 thereto, and replacing the same with the terms and conditions set forth below as of the date first written above.

                                   AGREEMENTS

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is acknowledged by the parties, the Company and Employee agree as follows:

         1. TERMINATION OF GRAW AGREEMENT AND AMENDMENTS NO. 1, NO. 2, NO. 3 AND NO. 4: The Graw Agreement and Amendments No. 1, No. 2, No. 3 and No. 4 thereto are hereby terminated in their entirety without any further liability to either party, except with respect to any provisions thereof which expressly survive termination.

         2. TERM OF EMPLOYMENT: The Company employs Employee and Employee accepts employment with the Company for period beginning on the Effective Date of this Restated Agreement and ending September 1, 2002 ("Initial Employment Term"). This Restated Agreement shall be renewed automatically for an additional one-year period on the expiration of the Initial Employment Term and on each subsequent one-year anniversary date unless the Company's Board of Directors notifies Employee in writing or Employee notifies the Company's Board of Directors in writing that such renewal shall not take place. Said notice shall be given not less than ninety (90) days prior to any such anniversary date.

         In the event of any extension of this Restated Agreement for one or more consecutive one (1) year terms, the terms of this Restated Agreement shall be deemed to continue in effect for the term of such extension ("Extended Employment Term"). The Initial Employment Term and the Extended Employment Term will be collectively referred to as the "Employment Term," unless otherwise specified by the Company's Board of Directors. Any Extended Employment Term must be in writing, signed by an officer (other than Employee) authorized by the Board of Directors of the Company.

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         3. DUTIES OF EMPLOYEE: Employee shall serve as the President of the
Company throughout the Employment Term. In his capacity as President, Employee shall be the chief executive officer of the Company, shall preside at all meetings of the shareholders and the Board of Directors (if he shall be a member of the board), shall have general and active management of the business and affairs of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect.

         4. EXCLUSIVE SERVICES: Employee's services shall be exclusive to the Company, and Employee shall devote such portion of his productive time and attention to the business of the Company as shall be reasonably necessary to carry out his duties during the Employment Term. Employee shall not engage in any other businesses, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, unless such activity is fully disclosed to the Company and approved by the Company's Board of Directors. This Restated Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if such activities do not materially interfere with the services required under this Restated Agreement.

         5. NON-COMPETITION:

To induce the Company to enter into this Restated Agreement, Employee agrees that:

                  A. DEFINED TERMS: The principal business of the Company is (i) valued-added reselling of aftermarket jet engines, jet engine components and new and used aircraft material to other suppliers of aftermarket engines and components, aircraft engine and component manufacturers and their affiliates, overhaul facilities, international and regional air carriers and operators, and leasing companies and (ii) the operation of an FAA licensed overhaul facility (the "Business"). The region serviced by the Company is a geographic area which currently includes the United States of America (the "Region"). Employee's employment with the Company will bring Employee into close contact with the members and other customers of the Company and with the trade secrets and other confidential affairs of the Company. The Company has a significant interest in protecting its proprietary interest in, and the good will associated with, the foregoing. As used in this Section 5, the term "Restricted Period" means the period of one year following termination of Employee's employment with the Company for any reason whatsoever (other than termination by reason of expiration of the Employment Term).

                  B. PERIOD OF EMPLOYMENT: During the term of Employee's employment hereunder, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in or acquire, hold, or retain any interest in any business which is competitive with the Business of the Company in any location, or any business selling to or doing business with the Company, unless such participation or interest is fully disclosed to the Company and approved by a majority of the Company's Board of Directors. The foregoing notwithstanding, Employee may acquire, hold or retain equity ownership of any publicly held company, provided that such equity ownership does not exceed five percent (5%) of the issued and outstanding shares of the voting stock of such company.

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                  C. RESTRICTED PERIOD: During the Restricted Period, unless the
         Company and Employee shall otherwise agree in writing, Employee shall not, (i) compete directly with the Company in the Region; (ii) enter into the employ of, or render any services to, as an independent contractor or otherwise, any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region;
         (iii) become interested, as an individual, partner, co-venturer, shareholder, officer, director, employee, principal, agent, trustee or in any other relationship or capacity, in any person or entity engaged in the Business (or any aspect thereof) in competition with the Company in the Region; or (iv) on his own behalf or on behalf of or as an employee or agent of any other person or business, contact or approach any person or business wherever located, with a view to selling or assisting others to sell products or services substantially competing with the Business. The Company and Employee shall meet periodically to review the kinds of businesses each deems to be in competition with the Company in the Region. They shall seek to reach agreement as to such kinds of businesses solely for the purposes of this Restated Agreement. Any such agreement shall not be indicative of what business or businesses may be in competition with the Company for any other purpose. In the event such periodic reviews do not occur, competing kinds of businesses shall be those contemplated by the term "Business" in Subsection 5.A.

                  D. NON-SOLICITATION. Employee agrees that during the one year period after termination of Employee's employment with Company for any reason whatsoever, he will not, directly or indirectly:

                           (i) Employ, hire or engage any employee then or during any part of the preceding 12 months connected with Company or any of its subsidiaries to leave the employ of such entities; or

                           (ii) Induce any person connected with or employed by Company or any of its subsidiaries to leave the employ of such entities; or

                           (iii) Solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

                  E. ENFORCEABILITY: If any portion of Section 5 is held to be illegal, unenforceable, void, or voidable, the remainder shall remain in full force and effect, and Section 5 shall be deemed altered and amended to the minimum extent necessary to bring it within the legal requirements of enforceability.

         6. UNIQUE SERVICES: Employee hereby represents and agrees that the services to be performed under the terms of this Restated Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. Employee, therefore, expressly agrees that the Company, in addition to any rights or remedies that the Company might possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Restated Agreement by Employee.

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         7. INDEMNIFICATION: The Company shall defend Employee against all claims made against Employee, and it shall indemnify Employee for all losses sustained by Employee, in direct consequence of the discharge of Employee's duties on the Company's behalf, including any claim brought against, or any loss sustained by, Employee in his role as an officer or employee of the Company based on a claim that any of the Company's products or services infringe a third party patent, copyright or trade secret; provided, that Employee promptly notifies the Company in writing of any such claim, gives the Company full authority for the conduct of such defense and participates in and aids the Company's counsel by giving whatever time, information, expertise and assistance is reasonably requested for such defense. Employee agrees to indemnify and hold the Company and its shareholders harmless, individually and collectively, from and against any liabilities, claims, costs, or expenses (including shareholders) as a result of actions by Employee in excess of his authority as set forth herein.

         8. CONFIDENTIAL INFORMATION: Employee acknowledges that in his employment hereunder, and during prior period of employment with the Company, he has occupied and will continue to occupy a position of trust and confidence. During the period of Employee's employment hereunder and the Restricted Period thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, and its respective clients and customers that is not disclosed by the Company that was learned by Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists, pricing policies, suppliers, market strategies, product development concepts and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Employee during the term of his employment by the Company.

         9. COMPENSATION:

                  A. SALARY: The Company shall pay Employee an annual base salary ("Salary") of $350,000.00, payable in equal monthly installments in accordance with the normal payroll procedures of the Company or at such other time or times as Employee and the Company shall agree. Except as otherwise provided herein, the Company's obligation to pay Employee's Salary under this Restated Agreement shall cease as of the date of termination of Employee's employment. The Board of the Company shall review the performance and salary of Employee shortly after each anniversary of the Effective Date of this Agreement. Effective January 1, 2001 and on each January 1 thereafter, Employee's Salary shall be adjusted to reflect the increase, if any, in the cost of living. The adjustment shall be made by adding to his Salary an amount obtained by multiplying

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         the Salary by the percentage by which the level of the Consumer Price
         Index for the Miami, Florida Metropolitan Area as of the last day of the preceding calendar year compiled by the Bureau of Labor Statistics of the United States Department of Labor, has increased over its level as of the Effective Date of this Agreement.

                  B. INCENTIVE COMPENSATION: Employee shall be eligible to participate in the Company's Incentive Compensation Plan on the terms and conditions established by the Board of Directors of the Company.

                  C. STOCK OPTIONS: Employee shall be eligible to participate in the Company's Stock Option Plan.

         10. EMPLOYEE BENEFITS:

                  A. VACATION TIME AND SICK LEAVE: Employee shall be entitled to
         (4) weeks of vacation and fifteen (15) days of sick leave without loss of compensation each year during the Employment Term. For the purposes of this paragraph, a year shall begin on the effective date of this Restated Agreement as set forth above. In the event that Employee takes vacation time or sick leave in excess of the minimum numbers set forth in this paragraph, the Board of Directors shall determine whether or not Employee shall receive compensation for such excess days. Unless otherwise established by the Company's Board of Directors, in the event that Employee does not for any reason take the total amount of vacation time authorized during any year, he shall be deemed to have waived any entitlement to vacation time for that year. Sick days may not be accumulated.

                  B. ADDITIONAL BENEFITS: Employee shall be entitled to all employment benefits made available to other employees of the Company and its affiliates, commensurate with Employee's position and title with the Company and the Employee's work location. Such benefits shall include, but are not limited to, such health insurance, disability insurance, life insurance, pension, and retirement plans as are adopted from time to time by the Company.

                  C. WORKING FACILITIES. The Company shall furnish the Employee with an office, secretarial help and such other facilities and services suitable to his title and position and adequate for the performance of his duties hereunder.

                  D. EXPENSES. Company agrees to reimburse Employee for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

         11. TAX WITHHOLDING: The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

         12. TERMINATION OF RESTATED AGREEMENT:

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                  A. TERMINATION FOR CAUSE: The Company may terminate Employee's employment under this Restated Agreement for "Cause," at any time, but only in the event of (a) Employee's conviction of a felony (provided, however, that following indictment for a felony, and prior to conviction, the Company may, without limiting or modifying in any other way its obligations under this Restated Agreement, suspend Employee from the performance of his duties hereunder), or (b) a determination by the Company's Board of Directors, acting reasonably and in good faith, that Employee has (1) neglected his material duties or performed his material duties in an incompetent manner, (2) committed fraudulent or dishonest actions, or (3) deliberately injured or attempted to injure the Company; provided, however, that Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company, finding that, in the good faith opinion of such board, he was guilty of or had engaged in conduct constituting Cause as set forth herein and specifying the particulars thereof in detail.

                  B. EFFECT OF TERMINATION FOR CAUSE: In the event of termination of Employee for cause as set forth in Subsection 12.A, or a voluntary termination by Employee in breach of this Restated Agreement without the consent of the Company, Employee shall have no right to any bonuses, salaries, benefits or entitlements other than those required by law or specifically provided under the terms of the applicable plan document. Payment of any further bonuses or other salaries claimed by Employee will be in the sole and absolute discretion of the Company, and Employee shall have no entitlement thereto.

                  C. DISABILITY AND DEATH: If, during the Employment Term, Employee should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Restated Agreement, and such incapacity exists or may reasonably be expected to exist for more than ninety (90) calendar days in the aggregate, the Company may, upon five (5) calendar days written notice to Employee, terminate this Restated Agreement. The determination of the Company that Employee is incapable of fulfilling his obligations under this Restated Agreement shall be final and binding. In the event of termination under this Subsection 12.C, Employee, or his estate, shall be entitled to an amount equal to six (6) months' Salary and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Company's Board of Directors. Employee, or his estate, shall, upon termination under the terms of this Subsection 12.C, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation days, if any, not taken by Employee during the year defined for the purposes of vacation, in which Employee was terminated.

                  D. VOLUNTARY TERMINATION BY EMPLOYEE AT THE END OF THE EMPLOYMENT TERM: In the event of voluntary termination by Employee at the end of the Initial Employment Term, or any Extended Employment Term, (except any termination pursuant to Subsection 12.G), Employee shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Company's applicable benefit plans or are required by applicable law. The Company may, in its sole

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         and absolute discretion, confer such other benefits or payments as it determines, but Employee shall have no entitlement thereto.

                  E. TERMINATION BY EMPLOYER AT THE END OF THE EMPLOYMENT TERM:
         In the event that Employee's employment is terminated by the Company at the end of the Initial Employment Term or any Extended Employment Term as a result of the Company's notice specified in Section 2 above, Employee shall be treated as in Subsection 12.D.

                  F. TERMINATION BY EMPLOYER DURING THE EMPLOYMENT TERM: In the event of termination by the Employer other than at the end of the Initial Employment Term or Extended Employment Term, other than for Cause under Subsection 12.A and except as otherwise contemplated under Subsection 12.G.(i), Employee shall be entitled to two (2) year's base salary (at Employee's then current base) payable in a lump sum in cash upon such termination.

                  G. TERMINATION RELATING TO A CHANGE IN CONTROL AND FOR GOOD REASON. If a Change of Control occurs and (i) Employee's employment is terminated by Company within one (1) year after the Change in Control or (ii) Employee voluntarily terminates employment, for Good Reason, within one year after the event-giving rise to Good Reason, the Company shall pay Employee upon such termination a lump sum in cash equivalent to:

                           i. An amount equal to 2.99 times (a) the Employee's Salary and (b) the average of Employee's two preceding annual incentive compensation payment; and

                           ii. A pro rata portion of Employee's Incentive Compensation or other bonus through the termination date, less applicable payroll deductions; and

                           iii. Unused vacation and holiday pay through the termination date, less applicable payroll deductions;

                           a. CHANGE IN CONTROL. For purpose of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

                                    1. The acquisition by any individual, entity
                           or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, a "person") of Beneficial Ownership (as such term is defined in Rule 1 3d-3 promulgated under the Exchange
                           Act), directly or indirectly, of fifty (50%) percent or more of the then outstanding shares of common stock of the Company (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change in Control:

                                       (A) Any acquisition of the Outstanding
                                           Common Stock directly from the
                                           Company;

                                       (B) Any acquisition by the Underwriter
                                           (as such term is defined in Section
                                           2(11) of the Securities Act of

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                                           1933, as amended) for the purpose of
                                           making a public offering;

                                       (C) Any acquisition by the Company,
                                           whether or not the fifty (50%)
                                           threshold set forth above is exceeded
                                           in such acquisition; or

                                       (D) Any acquisition by an employee
                                           benefit plan (or related trust)
                                           sponsored or maintained by the
                                           Company or any corporation controlled
                                           by the Company.

                                    2. Approval by the shareholders of the
                           Company of (x) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation or sale is subsequently abandoned;

                                    3. A change in a majority of the Company's
                           Board of Directors of the Company during any 24-month period without the approval of a majority of directors in office at the beginning of such period.

                           b. GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean:

                                    (i) The assignment to the Employee of any
                           duties inconsistent in any material respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose (a) an assignment of substantially equivalent position, authority, duties and responsibilities, or (b) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee;

                                    (ii) Any failure by the Company to comply
                           with any of the provisions of Sections 9 or 10 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee;

                                    (iii) The Company's requiring the Employee
                           to be based at any office or location other than the Company's offices in Miramar or Miami,

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                           except for travel reasonably required in connection
                           with the performance of the Employee's
                           responsibilities hereunder; or

                                    (iv) Any purported termination by the
                           Company of the Employee's employment other than as expressly permitted by this Agreement.

                  H. CONFIDENTIALITY: Nothing in this Section 12 shall affect the rights of the parties under Section 5 above.

                  I. PAYMENT OF SALARY AT TERMINATION. Notwithstanding anything to the contrary, with respect to Salary only, termination of employment by Employer or by Employee for any reason provided under Subsections 12A through 12G shall never result in payment of more than 2.99 times the Employee's Salary.

                  J. PAYMENT OF ACCRUED COMPENSATION AT TERMINATION:
         Notwithstanding anything to the contrary, any accrued compensation payable to Employee., including any severance benefits, payable to Employee at the time of his termination, may be allocated at the option of Employee to the purchase of shares in the Company under employee stock options granted under Subsection 9.C, to the extent permitted by law and in accordance with the Company's Stock Option Plan.

         13. EXCISE TAX PAYMENTS:

                  A. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code"), or distribution to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment equal to the Excise Tax impose upon the Payments; PROVIDED, that the Employee shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Employee in bad faith.

                  B. An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Employee and, if not agreed to within ten days after the date of termination, a national independent accounting firm selected by the Employee (the "Accounting Firm") as whether a Gross-Up Payment is required pursuant to this
         Section 13 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination, the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the date of termination, but in no event more than twenty-five
         (25) days thereafter. All fees, costs and expenses (including), but not limited to, the cost of retaining experts) of the

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         Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonably acceptable both to the Company and the Employee within thirty (30) days of the date of termination, if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax).
         The Gross-Up Payment, if any, as determined pursuant to this Section 13(b) shall be paid by the Company to the Employee within five (5) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably satisfactory to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Employee subject to the application of Section 13(c).

                  C. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Employee (whether in respect of the then current taxable year of the Employee or in respect of any prior taxable year of the Employee) will be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Employee had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Employee has received from the applicable government tax liability authority a refund of taxed or other reduction in his tax liability imposed as a result of a Payment or, in the case of an Underpayment, the Employee receives notice from a competent governmental authority that his tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Employee and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Employee's applicable tax return has expired. If an Underpayment occurs, the Employee shall promptly notify the Company and the Company shall promptly pay to the Employee an additional Gross-Up Payment equal to the amount of the Underpayment plus an interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Employee in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Employee and the Employee shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, with interest computed in the same manner as for an Underpayment.

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                  D. Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

         14. OBLIGATIONS UPON TERMINATION: In the event of any termination of his employment, for whatever reason, Employee will promptly deliver to the Company all physical property, discs, documents, notes, printouts, and all copies thereof and other materials in Employee's possession or under Employee's control pertaining to the business of the Company, including, but not limited to, those embodying or relating to the Confidential Information (as defined in Section 8 herein).

         If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with the Company, he agrees to discuss such issues with the Company. Where such a request does not put Confidential Information of the Company at risk, the Company will customarily grant the request.

         Upon termination of employment with the Company, Employee's obligations under this Section 14 shall survive and the Employee shall, if requested by the Company, reaffirm Employee's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and reaffirm all of the Employee's obligations set forth in this Section 14.

         15. LIFE INSURANCE: The Company may, in its sole discretion, purchase such life insurance policies as it deems necessary or appropriate, naming Employee as the insured and the Company as beneficiary. Employee hereby agrees to submit to any reasonable medical examination required for the purchase of such insurance.

         16. NOTICES: Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by certified mail, return receipt requested. Mailed notices shall be addressed to the parties as follows:

                  If notice is to the Company, to:

                           AVTEAM, INC.
                           Miramar Park of Commerce
                           3230 Executive Way
                           Miramar, Florida 33025
                           Attn:    Chairman, Board of Directors

                  with copy to:

                           Baker & McKenzie
                           1200 Brickell Avenue, Suite 1900
                           Miami, Florida 33131

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

                           Attn:    Noel H. Nation, Esq.

                  If notice is to Employee, to:

                           Donald A. Graw
                           6211 NW. 98th Drive
                           Parkland, Florida 33076

         Either party may change its address by written notice in accordance with this Section 16. Notices delivered personally shall be deemed communicated as of the dates of actual receipt; mailed notices shall be deemed communicated as of forty-eight (48) hours after the date of mailing.

         17. ARBITRATION: Any controversy between the parties involving the construction or application of any of the terms, provisions or conditions of this Restated Agreement or in any way connected with Employee's employment with the Company, including but not limited to, breach of this Restated Agreement, termination or discharge, claims of age, gender, race or disability discrimination, sexual harassment or civil rights violations shall, within thirty days of the written notice to the other party, be submitted to final and binding arbitration as follows:

                  A. The arbitration shall be held in Broward County, Florida.

                  B. The arbitration shall be conducted by one arbitrator, who is a member of the American Arbitration Association ("AAA") and in accordance with the rules of the AAA then in effect, subject to the specific exceptions set out in Subsection 1 7.C, unless both parties agree otherwise. The arbitrator shall be chosen from a panel of persons with knowledge of and experience in employment and employment law issues.

                  C. Notwithstanding any rule of the AAA to the contrary, (1) the parties shall be entitled to conduct discovery (i.e., investigation of facts through deposition and other means) which shall be governed by the Florida Rules of Civil Procedure then in effect; (2) the arbitrator shall have all power and authority relating to such discovery as are allowed under the Florida Rules of Civil Procedure; (3) the arbitrator shall apply Florida substantive law; (4) at the election and at the expense of either party, a Court Reporter may record the hearing and such recording will be the official record of the proceeding; and (5) the arbitrator shall specify the basis for, and the type of damage award, if any, entered.

                  D. The arbitrator's authority to order discovery and enter judgment shall be final and binding. It may be enforced through an order of a court of competent jurisdiction. Such judgment may be reviewed by a court only on the grounds of bias, improper conduct of the arbitrator, abuse of discretion, or violation of public policy.

                  Notwithstanding the foregoing agreement to arbitrate, either party may apply to any court of competent jurisdiction for temporary restraining orders, preliminary injunctions, permanent injunctions, or other extraordinary relief, to remedy any actual or threatened unauthorized disclosure of confidential information or unauthorized use, copying, marketing, or distribution of confidential information. Such application shall be

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

         made before the arbitrator is appointed and assumes his or her responsibilities. The seeking of injunctive relief shall not operate to prejudice the rights of the parties to arbitrate their disputes.

         18. ATTORNEYS' FEES AND COSTS: If either party fails to perform its respective obligations under this Restated Agreement, and the other party is thereby required to incur attorneys' fees or other fees or costs, including but not limited to the costs of arbitration, the party so incurring such fees and costs shall be entitled to the payment of those fees and costs by the breaching party.

         19. ENTIRE AGREEMENT: This Restated Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Restated Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Restated Agreement shall be valid or binding on either party.

         20. MODIFICATIONS: Any modification of this Restated Agreement shall be effective only if it is in writing and signed by both parties.

         21. EFFECT OF WAIVER: The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Restated Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         22. PARTIAL INVALIDITY: If any provision of this Restated Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way, unless such partial invalidity materially affects the intent of the parties.

         23. GOVERNING LAW: This Restated Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         24. ASSIGNABILITY: The rights and duties of either party hereunder shall not be assignable by either party, except that this Restated Agreement and all rights and obligations hereunder may be assigned by the Company to, and be assumed by, any corporation or other business entity which succeeds to all or substantially all of the assets and business of the Company through merger, consolidation, acquisition of assets, or other corporate reorganization.

         25. SURVIVAL: The covenants, agreements, representations and warranties contained in or made pursuant to this Restated Agreement shall survive Employee's termination of employment irrespective of any investigation made by or on behalf of any party.

         IN WITNESS WHEREOF, the parties have executed this Restated Agreement effective as of the day and year first above written.

                                               AVTEAM, INC.

                                               By: /s/ Mark Koondel
                                               Name: Mark Koondel
                                               Title: Chief Financial Officer

                                               EMPLOYEE:

                                               /s/ Donald A. Graw
                                               Donald A. Graw

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